DREYFUS SHORT DURATION BOND FUND

On December 4, 2014, Dreyfus Short Duration Bond Fund (the "Fund") purchased 620 2.675% Notes due December 15, 2019 issued by Becton, Dickinson and Company (CUSIP No. 075887BE8) (the "Notes") at a purchase price of $100.00 per Note, including underwriter compensation of .600% per Note.  The Notes were purchased from Goldman, Sachs & Co., a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Banca IMI S.p.A

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Accompanying this statement are materials presented to the Board of Trustees for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on February 5, 2015.  These materials include additional information about the terms of the transaction.

PRE-PURCHASE APPROVAL FORM PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE (Used for compliance with Rule 10f-3 and/or Rule 23B)

1. Account/Fund Name: **DREYFUS SHORT DURATION BOND FUND**
2. Anticipated Purchase Date: **12/4/2014**
3. Total Net Assets of Account/Fund: **158,983,905.10**
4. Type and Description of Security to be purchased: **BECTON DICKINSON AND CO 2.68%, 12/15/19**
5. Credit Rating of Security (Rating/Rating Agency **NR Fitch / BBB+ S&P / Baa2 Moody's**
6. Name of Underwriting Syndicate Dealer Effecting Transaction: **Goldman Sachs & Co.**
7. Name of Affiliated Underwriter in Underwriting Syndicate: **BNY Mellon Capital Markets, LLC**
8. Issue Size: **1,250,000,000**
9. CUSIP: **075887BE8**
10. Amount Purchased by Account/Fund: **620 Units**
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: **0.05%**
12. Amount Purchased as a Percentage of Account/Fund Assets: **.39%**
13. Purchase Price of Securities (if at par, so state): **100.00**
14. Commission/Spread Received by Principal Underwriters: **.600%**
15. Yield (as applicable): **2.675%**
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase **2.675%**
17. The Affiliated Purchase Must be Reported to the appropriate Board of Directors as described in this policy

Mutual Fund Purchases Only *(See Fund Rule 10f-3 procedures for more information):*

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): **Yes**
2. Was Security Purchased on Offer Date? (Must be Yes): **Yes**
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): **Yes**
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): **Yes**
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): **No**
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): **Yes**
7. *Municipal Securities Only:* Is security spread sufficiently liquid that it can be sold at carrying price within a reasonably short time? (Must be Yes): **N/A**
8. *Municipal Securities Only:* Is security subject to no greater than moderate credit risk? (Must be Yes): **N/A**

REPRESENTATIONS (Check box to make specific affirmation of <u>all</u> points listed below OR Trade Can Not Be Made) : ☒

- This transaction complies with all applicable provisions of the *Policy For Purchases Of Debt & Equity Securities Underwritten By An Affiliate*
- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- If the account is a mutual fund, the adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities, aggregated with purchases by any other investment company advised by the investment company's investment advisor, and any purchases by another account with respect to which the investment adviser has investment discretion, are limited to 25% of the offering.**

LOB Asset Management Unit (Print): Standish Mellon Asset Management

LOB Portfolio Manager Name (Print) David Horsfall Signature [signature] Date 1/26/15

LOB CIO/COO Name (Print) David Leduc Signature [signature] Date 1/27/15

Chief Compliance Officer Name (Print) Julia Braithwaite Signature [signature] Date 1/26/15

Notes:
If the transaction pertains to an advised or sub-advised mutual fund, this for must be submitted to the applicable mutual fund CCO
If transaction pertains to an account governed by ERISA, please complete the appropriate ERISA checklist as stated in the Policy for Purchases of Debt & Equity Securities Underwritten by an Affiliate.

- **Exhibit C, ERISA checklist per DOL PTE 75-1**
- **Exhibit D, ERISA checklist per DOL PTE 2009-13 Parts I and II**

This form and ERISA checklists, if applicable, must be completed and submitted to the appropriate Compliance Manager:

- Mary Lomasney for transactions generated by employees of investment subsidiaries for dual-officer managed bank commingled funds
- Katherine Cain for transactions generated by the Wealth Management Sector

Last update: 6/30/10

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	1/15/15

4th Quarter 2014